UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 25, 2007

EARTHLINK, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State of Incorporation)	001-15605 (Commission File Number)	58-2511877 (I.R.S. Employer Identification No.)

1375 Peachtree St., Atlanta, Georgia		30309
(Address of principal executive offices)		(Zip Code)

(404) 815-0770

(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report date)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 25, 2007, EarthLink, Inc. (the “Company”) announced the appointment of Rolla P. Huff, age 50, as the Company’s President and Chief Executive Officer.  Michael C. Lunsford, who has been serving as the Company’s Interim President and Chief Executive Officer since November 2006, will continue to serve the Company as an Executive Vice President.  The Company also announced an increase in the size of its Board of Directors to eight members and the appointment of Mr. Huff as a new member of the Board of Directors.  Mr. Huff will also serve as one of the representatives of the Company on the Board of Directors of HELIO, Inc., a joint venture between the Company and SK Telecom Co., Ltd.

Mr. Huff was appointed as the chief executive officer of Mpower Holding Corporation in November 1999 and as the chairman of the board of Mpower in July 2001 and served in both capacities until its merger with a subsidiary of U.S. TelePacific Holdings Corp. in 2006.  From March 1999 until its acquisition in September 1999, Mr. Huff served as president and chief operating officer of Frontier Corporation and served as executive vice president and chief financial officer of that corporation from May 1998 to March 1999.  From July 1997 to May 1998, Mr. Huff was president of AT&T Wireless for the Central U.S. region and Mr. Huff served as senior vice president and chief financial officer of that company from 1995 to 1997. From 1994 to 1995, Mr. Huff was financial vice president of mergers and acquisitions for AT&T.

In connection with his appointment as President and Chief Executive Officer, the Company entered into an employment agreement with Mr. Huff, dated June 25, 2007.  The employment agreement has a term of three years, which will automatically be extended from year-to-year thereafter subject to termination of Mr. Huff’s employment as set forth in the employment agreement.  The employment agreement provides for an annual base salary of $750,000 per year.  The employment agreement provides that Mr. Huff will receive a bonus of 100% of his earned salary for 2007.  For fiscal years beginning after 2007, the employment agreement provides for a target bonus opportunity of 100% of his eligible earnings, which will be paid if the bonus criteria, as set by the Board of Directors, for the applicable annual period are met.  As provided in the employment agreement, Mr. Huff has been granted 100,000 restricted stock units which will vest 50% on the second anniversary of his appointment and 25% on each annual anniversary thereafter, assuming his continued employment, and 700,000 stock options which will vest on September 30, 2007 and 800,000 stock options which will vest 37.5% on December 31, 2008 and on a pro rata monthly basis thereafter until June 25, 2011, assuming his continued employment.  The Company has also agreed to pay reasonable costs and expenses associated with moving Mr. Huff to Atlanta, Georgia.

In addition, if before a “change in control event” occurs, as defined in the employment agreement, Mr. Huff is terminated by the Company for any reason other than for “cause,” as defined in the employment agreement, or Mr. Huff terminates his employment for “good reason”, Mr. Huff will receive an amount equal to 200% of the sum of (i) his base salary and (ii) his target bonus payment for the year in which the termination occurs.  This amount will be payable in biweekly installments over a period of 18 months.  If a “change in control event” occurs before January 25, 2009, Mr. Huff will receive in two lump sums an amount equal to 150% of the sum of (i) his base salary and (ii) his target bonus payment for the year in which the “change in control event” occurs, assuming he is employed at that time, and if after such a “change in control event” occurs, Mr. Huff is terminated by the Company for any reason other than for “cause” or Mr. Huff terminates his employment for “good reason”, Mr. Huff will be receive an additional amount equal to 100% of the sum of (i) his base salary and (ii) his target bonus payment for the year in which the termination occurs in biweekly installments over 18 months.  If a “change in control event” occurs on or after January 25, 2009 and Mr. Huff is subsequently terminated by the Company for any reason other than for “cause” or Mr. Huff terminates his employment for “good reason”, Mr. Huff will be receive an additional amount equal to 200% of the sum of (i) his base salary and (ii) his target bonus payment for the year in which the termination occurs in biweekly installments over 18 months.  If Mr. Huff terminates employment on death or a total disability (as defined in the employment agreement), he will receive (i) an amount equal to his base salary in biweekly installments over the next 18 months and (ii) his target bonus payment for the year in which he dies or is disabled in accordance with the bonus plan.

The employment agreement restricts Mr. Huff from competing, directly or indirectly, with the Company or soliciting certain employees and officers of the Company or its affiliates during the term of the employment agreement and for a period of 18 months following his termination of employment.

On June 25, 2007, Mr. Huff purchased 100,000 shares of Company common stock from the Company at $7.25 per share, the closing price of the common stock on June 22, 2007.  Such shares are “restricted” shares under the Securities Act of 1933, as amended.

Copies of the employment agreement and the press release are attached hereto as Exhibits 10.1 and 99.1, respectively, and are incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description
10.1	Employment Agreement, dated June 25, 2007, between EarthLink, Inc. and Rolla P. Huff.

99.1	Press release dated June 25, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EARTHLINK, INC.
(Registrant)

By:	/s/ Kevin M. Dotts
Name: Kevin M. Dotts
Title: Chief Financial Officer

Date: June 25, 2007

Exhibit Index

Exhibit No.	Description
10.1	Employment Agreement, dated June 25, 2007, between EarthLink, Inc. and Rolla P. Huff.

99.1	Press release dated June 25, 2007.